Exhibit 14

FORM OF

CODE OF CONDUCT AND ETHICS OF

OPPORTUNITY ACQUISITION CORP.

1.	Introduction

The Board of Directors (the “Board”) of Opportunity Acquisition Corp. has adopted this code of conduct and ethics (this “Code”), which is applicable to all directors, officers, and employees, including our senior financial officers (collectively, “Covered Persons”) of the Company (as defined below), to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by or on behalf of the Company;

•	compliance with applicable governmental laws, rules, and regulations; and

•	the prompt internal reporting of violations of, and accountability for adherence to, this Code.

This Code may be amended only by resolution of the Company’s Board. In this Code, references to the “Company” means Opportunity Acquisition Corp. and, in appropriate context, the Company’s subsidiaries, if any.

2.	Honest, Ethical, and Fair Conduct

Each Covered Person owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest, fair, and candid. Deceit and dishonesty are inconsistent with integrity. Service to the Company should never be subordinated to personal gain and advantage.

Each Covered Person must:

•	Maintain the confidentiality of the Company’s information where required;

•	Observe all applicable governmental laws, rules, and regulations;

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Comply with the requirements of applicable accounting and auditing standards, as well as Company policies, in order to maintain a high standard of accuracy and completeness in the Company’s financial records and other business-related information and data;

•	Endeavor to deal ethically and fairly with the Company’s customers, suppliers, competitors, and employees and not seek unfair competitive advantage through unlawful or unethical business practices;

•	Protect the assets of the Company and ensure their proper use;

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Refrain from taking for themselves personally opportunities that are discovered through the use of corporate assets or using corporate assets, information, or position for general personal gain outside the scope of employment with the Company; and

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Avoid conflicts of interest, wherever possible, except under guidelines or resolutions approved by the Board (or the appropriate committee of the Board) and except as disclosed in the Company’s Registration Statement on Form S-1 (Registration No. 333-148768); any employee who believes that he or she may have a conflict of interest, whether actual or potential, must report all pertinent details to his or her supervisor or a member of the Company’s Legal Department, if any. Any officer or director who believes that he or she may have a conflict of interest, whether actual or potential, must report all pertinent details to the Company’s Audit Committee.

3.	Disclosure

The Company strives to ensure that the contents of and the disclosures in the reports and documents that the Company files with the SEC and other public communications shall be full, fair, accurate, timely, and understandable in accordance with applicable disclosure standards, including standards of materiality, where appropriate. Each Covered Person must:

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not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators, self-regulating organizations, and other governmental officials, as appropriate; and

•	in relation to his or her area of responsibility, properly review and critically analyze any proposed disclosure presented to such Covered Person for accuracy and completeness.

Each Covered Person must promptly bring to the attention of the Chairman of the Audit Committee of the Board (or the Chairman of the Board) any information he or she may have concerning (a) significant deficiencies in the design or operation of internal and/or disclosure controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures, or internal controls.

4.	Compliance

It is the Company’s obligation and policy to comply with all applicable governmental laws, rules, and regulations. Each Covered Person must, adhere to the standards and restrictions imposed by those laws, rules, and regulations.

5. Reporting and Accountability

The Board or Audit Committee of the Company is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any Covered Person who becomes aware of any existing or potential breach of this Code is required to notify the Chairman of the Board or the Chairman of the Audit Committee promptly. Failure to do so is itself a breach of this Code.

Specifically, each Covered Person must:

•	Notify the Chairman of the Board or the Chairman of the Audit Committee promptly of any existing or potential violation of this Code.

•	Not retaliate against any other person for reports of potential violations that are made in good faith.

The Company will follow the following procedures in investigating and enforcing this Code and in reporting on the Code:

•	The Board or Audit Committee will take all appropriate action to investigate any breaches reported to it.

•	If the Audit Committee determines (by majority decision) that a breach has occurred, it will inform the Board.

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Upon being notified that a breach has occurred, the Board (by majority decision) will take or authorize such disciplinary or preventive action as it deems appropriate, after consultation with the Audit Committee and/or the Company’s General Counsel, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.

No Covered Person following the above procedure shall, as a result of following such procedure, be subject by the Company or any officer or employee thereof to discharge, demotion suspension, threat, harassment or, in any manner, discrimination against such Covered Person in terms and conditions of employment.

6.	Waivers and Amendments

Any waiver (defined below) or an implicit waiver (defined below) from a provision of this Code for the principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions or any amendment (as defined below) to this Code is required to be disclosed in the Company’s Annual Report on Form 10-K or in a Current Report on Form 8-K filed with the SEC.

A “waiver” means the approval by the Company’s Board of a material departure from a provision of the Code. An “implicit waiver” means the Company’s failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an executive officer of the Company. An “amendment” means any amendment to this Code other than minor technical, administrative, or other non-substantive amendments hereto.

All Covered Persons should note that it is not the Company’s intention to grant or to permit waivers from the requirements of this Code. The Company expects full compliance with this Code.

7.	Other Policies and Procedures

Any other policy or procedure set out by the Company in writing or made generally known to Covered Persons prior to the date hereof or hereafter are separate requirements and remain in full force and effect.

8.	Inquiries

All inquiries and questions in relation to this Code or its applicability to particular people or situations should be addressed to the Company’s Secretary, or such other compliance officer as shall be designated from time to time by the Company.

9.	Code of Ethics for Senior Financial Officers

The Chief Executive Officer and all senior financial officers, including the Chief Financial Officer and principal accounting officer, are bound by the provisions set forth in this Code relating to ethical conduct, conflicts of interest, and compliance with law. In addition, the Chief Executive Officer and senior financial officers are subject to the following additional specific policies:

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The Chief Executive Officer and all senior financial officers are responsible for full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the Company with the SEC. Accordingly, it is the responsibility of the Chief Executive Officer and each senior financial officer promptly to bring to the attention of the Board and the Audit Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Board and the Audit Committee in fulfilling their responsibilities.

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The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the Board and the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize, and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures, or internal controls.

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The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning any violation of this Code, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures, or internal controls.

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The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the Board and Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules, or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of this Code.

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The Board shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code or of these additional procedures by the Chief Executive Officer and the Company’s senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code and to these additional procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board), and termination of the individual’s employment. In determining the appropriate action in a particular case, the Board or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action, and whether or not the individual in question had committed other violations in the past.

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